EXHIBIT 99.1

Contacts:

Jeremy Price                                           Fredda Malkoff
Manager, Investor Relations                            Account Director
BioMarin Pharmaceutical Inc.                           Feinstein Kean Healthcare
(415) 884-6777                                         (617) 577-8110
jprice@biomarinpharm.com                               fmalkoff@fkhealth.com

For Immediate Release:

           BioMarin Announces Positive Findings from Phase 1 Trial and
                   Extension Study of AryplaseTM for MPS VI

Novato, California, June 25th, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) today announced findings from the 24-week, open-label extension portion of the Phase 1 clinical trial of Aryplase(TM) (recombinant human arylsulfatase B), an investigational enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI). Data from the extension study indicate that Aryplase continues to be well-tolerated at both dose levels by the five patients who have received treatment for a total of 48 weeks.

In addition, the 1.0 mg/kg dose continued to produce a greater sustained reduction than the 0.2 mg/kg dose in the excretion of urinary glycosaminoglycans
(GAGs) over 48 weeks. The reduction in urinary GAGs indicates that Aryplase is breaking down the complex carbohydrate materials that otherwise accumulate in patients with MPS VI and lead to the debilitating and life-threatening symptoms of the disease.

On Saturday, June 22, Paul Harmatz, M.D., Associate Director, Pediatric Clinical Research Center, Children's Hospital and Research Center at Oakland, California, presented 48 weeks of data from the Phase 1 Aryplase trial, which includes 24 weeks of data from the ongoing extension study, at the 7th International Symposium on Mucopolysaccharide and Related Diseases in Paris, France.

Dr. Harmatz, the Phase 1 trial's principal investigator, noted, "During the first 24 weeks of treatment, most observable improvements were seen in the patients with more advanced disease. I was pleased to begin to see improvements in the less advanced patients after nearly a full year of treatment."

In September 2001, BioMarin reported results from a 24-week, randomized, double-blind six-patient Phase 1 clinical trial of Aryplase. The primary objective of this trial and the corresponding extension study was to evaluate the safety of Aryplase at two dose levels: 0.2 mg/kg and 1.0 mg/kg. One patient from the 0.2 mg/kg treatment arm withdrew from the trial during the extension period. This withdrawal was not due to any Aryplase-related serious adverse events.

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During both the  double-blind  and extension study periods,  the enzyme was well tolerated by all patients. Key findings included:

   o No treatment-related serious adverse events;
   o No significant allergic reactions to the enzyme infusions;
   o Reduced urinary GAG excretion was maintained in both treatment arms;
   o The 1.0 mg/kg dose, which produced a greater initial reduction in the excretion of urinary GAGs, continued to demonstrate a greater sustained reduction over 48 weeks.

In March 2002, BioMarin initiated a Phase 2 clinical trial of Aryplase. The primary objective of this open-label, multi-national Phase 2 clinical trial is to evaluate the efficacy, safety and pharmacokinetics of weekly intravenous infusions of 1.0 mg/kg of Aryplase in 10 MPS VI patients. This dose represents the higher level of two doses administered in the Phase 1 trial.

In addition, following the 48-week evaluation, all five patients who continue to receive treatment as part of the Phase 1 extension study are now receiving the
1.0 mg/kg dose of Aryplase.

About MPS VI

MPS VI is a life-threatening lysosomal storage disorder caused by a deficiency of the enzyme N-acetylgalactosamine 4-sulfatase (also known as arylsulfatase B). This deficiency leads to the accumulation of GAGs in the lysosomes, the digestive organs of the cell. The accumulation of GAGs in the lysosomes leads to progressive cellular, tissue and organ system dysfunction. Debilitating symptoms often include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, impaired vision and hearing, sleep disorders, and reduced endurance. Depending on the severity of the disease, patients die from disease-related complications between childhood and early adulthood.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. and its potential future product, Aryplase for the treatment of MPS VI. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, the actual results of the current and planned clinical trials and the possible revision of the results of the trials that were presented at the above described conference, actions of regulatory authorities, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports.
Stockholders   are  urged  not  to  place  undue  reliance  on   forward-looking
statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

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